PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

NEWS RELEASE	Page 1 of 1
FOR IMMEDIATE RELEASE	Wednesday, November 23, 2005

PRECISION OPTICS CORPORATION ANNOUNCES RECEIPT OF
NOTICE FROM NASDAQ

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (Nasdaq: POCI) announced today that, as it anticipated in its earnings release issued last week, on November 17, 2005 it received a letter from the Nasdaq Stock Market regarding non-compliance with the Nasdaq Capital Market continued listing requirements. This letter notified the Company that based on the Company’s stockholders’ equity of $2,289,724, as provided in the Company’s Form 10-QSB for the period ended September 30, 2005, as well as the Company’s market value of listed securities of $3,504,106 (as of October 31, 2005) and the Company’s reported net losses from continuing operations for the years ended June 30, 2005, 2004 and 2003, the Company is no longer in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B). This rule requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed year or two of the three most recently completed fiscal years. The letter stated that Nasdaq staff members are reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market, and has asked the Company to submit a specific plan to achieve and sustain compliance with all The Nasdaq Capital Market listing requirements by December 5, 2005.

The Company plans to submit a compliance plan to Nasdaq on or before December 5, 2005 but cannot predict whether Nasdaq will determine its plan to achieve and sustain compliance to be adequate. If, after the conclusion of the review process, Nasdaq staff determines that the Company’s plan does not adequately address the issues noted, the Company would receive notification that its securities would be delisted. If Nasdaq staff believes the Company’s plan is adequate to regain compliance with all Nasdaq listing requirements, then Nasdaq would grant the Company up to105 days in which to achieve compliance.

About Precision Optics

Precision Optics Corporation, a leading developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality optical thin film coatings, medical instruments, and other advanced optical systems. The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a world-class product line of 3-D endoscopes for use in minimally invasive surgical procedures.

The Company is currently developing specialty instruments incorporating its patent-pending lenslock™ technology which ensures lower cost, easier repairability and enhanced durability. The Company is aggressively pursuing ultra-small instruments (some with lenses less than one millimeter in diameter) utilizing patent pending micro-precisionTM lens technology. The Company is also exploring new initiatives in single molecule technology and nanotechnology for biomedical and other applications.

Precision Optics Corporation is certified to the ISO 9001 Quality Standard, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products. The Company’s Internet Website is www.poci.com.

Forward-looking statements contained in this news release, including those related to the future success of Company’s products under development and revenue estimates, are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products; the risks associated with reliance on a few key customers; the Company’s ability to regain and maintain compliance with requirements for continued listing on the NASDAQ Capital Market; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills, the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; and the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2005.
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